Exhibit 10.20

Compensation Determinations
concerning certain
Executive Officers of Sealed Air Corporation
2005 and 2006

I.              On February 16, 2006, the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Sealed Air Corporation (the “Corporation”) made the following decisions regarding the compensation of the executive officers who were named in the Summary Compensation Table of the Corporation’s Proxy Statement for its 2005 Annual Meeting of Stockholders and who are expected to be named in the Summary Compensation Table of the Corporation’s Proxy Statement for its 2006 Annual Meeting of Stockholders. The Committee made its decisions with respect to the compensation of William V. Hickey, President and Chief Executive Officer, who is also a director of the Corporation, after the Committee’s consultation with the other non-management directors of the Corporation.

2006 Base Salary Increases and 2005 Cash Bonuses.  The Committee approved increases to the base salaries of the executive officers effective as of March 1, 2006. The Committee also certified achievement of one of the performance goals established early in 2005 under its Performance-Based Compensation Program. The performance goal that was achieved related to 2005 operating expenses as a percentage of net sales. Based on the achievement of such goal, the Committee could approve a 2005 cash bonus for each of the executive officers named below and for certain other key executives in the amount of up to $2.56 million and could, but are not required to, approve stock awards during 2006 under the Corporation’s 2005 Contingent Stock Plan to each of the executive officers listed below and to certain other key executives in the amount of up to 162,900 shares of common stock. Subject to such cap for 2005 cash bonuses, the Committee approved cash bonuses for all of the executive officers on February 16, 2006 based on the Committee’s judgment regarding achievement of financial goals, including corporate operating profit and, where appropriate, divisional or regional operating profit, non-financial goals that were individually established for each of the executive officers during the first quarter of 2005, and individual performance during 2005. Since the Corporation had not achieved its targeted 2005 corporate operating profit, 2005 cash bonuses for all bonus-eligible employees, including the officers named below, were reduced to an average of 80% of the bonus objectives established in early 2005. Also, on February 16, 2006, the Committee granted an award of restricted stock to Ms. White in the amount of 7,000 shares of common stock under the 2005 Contingent Stock Plan.

The approved salaries and bonuses are as follows:

	2006		2005 Cash
Executive Officer and Title	Salary		Bonus
	$		$
William V. Hickey President and Chief Executive Officer	500,000		310,000
David B. Crosier Senior Vice President	330,000		150,000
David H. Kelsey Senior Vice President and Chief Financial Officer	350,000		134,800
Robert A. Pesci Senior Vice President	350,000		130,000
J. Stuart K. Prosser Senior Vice President	348,926	*	116,899	*
H. Katherine White Vice President, General Counsel and Secretary	293,000		70,000

*Mr. Prosser’s compensation is paid in British pounds. The compensation shown for Mr. Prosser is based on 1 British pound equivalent to US$1.7712.

2006 Performance Goals.  On February 16, 2006, the Committee established performance goals under the Performance-Based Compensation Program for cash bonuses for 2006 payable in 2007 and for awards to be made in 2007 under the 2005 Contingent Stock Plan for the officers listed above and for certain other key employees. The 2006 performance goals were based upon diluted earnings per share, operating expenses as a percentage of net sales, net operating profit after tax, and net income. Full achievement of any of the goals during 2006 would permit cash bonuses to be paid to each of such executive officers up to the maximum cash bonus specified in the Performance-Based Compensation Program, which is the greater of one percent (1%) of the Corporation’s net earnings for 2006 or $1 million, and awards to be made in 2007 under the 2005 Contingent Stock Plan in the amount of up to two-tenths of 1% (0.2%) of the issued and outstanding shares of the Corporation’s common stock as of January 1, 2007. The Committee has the discretion to approve lower cash bonuses and awards under the 2005 Contingent Stock Plan to the executive officers. The Committee also established individual cash bonus goals for each executive officer based upon achievement of financial goals, including corporate return on assets, as well as non-financial goals designed to align performance with the Corporation’s business goals and strategies.

Other Compensation Information.  The Corporation will provide additional information regarding the compensation paid to the executive officers for 2005 in its 2006 Proxy Statement, which the Corporation expects to file with the Securities and Exchange Commission in March 2006.

II.            On February 16, 2005, the Committee made the following decisions regarding the compensation of the executive officers who were named in the Summary Compensation Table of the Corporation’s Proxy Statement for its 2004 Annual Meeting and who were expected to be named in the Summary

Compensation Table of the Corporation’s Proxy Statement for its 2005 Annual Meeting. Decisions with respect to the compensation of William V. Hickey, President and Chief Executive Officer, were made after consultation with the other non-management directors of the Corporation.

2005 Base Salary Increases and 2004 Cash Bonuses.    The Committee approved increases to the base salaries of the executive officers effective as of March 1, 2005. The Committee also certified achievement of certain performance goals established early in 2004 under its Performance-Based Compensation Program. The performance goals that were achieved related to 2004 diluted earnings per share and 2004 net income. Based on the achievement of such goals, the Committee could approve a 2004 cash bonus for Mr. Hickey in the amount of up to $539,000 and could approve stock awards during 2005 under the current Contingent Stock Plan or under the new 2005 Contingent Stock Plan to each of the executive officers listed below in the amount of up to 42,900 shares of common stock. Subject to such cap for Mr. Hickey’s 2004 cash bonus, the Committee approved cash bonuses of $400,000 for Mr. Hickey and such other amounts for all of the executive officers on February 16, 2005 based on the Committee’s judgment regarding achievement of financial goals, including corporate operating profit and, where appropriate, divisional or regional operating profit, non-financial goals that were individually established for each of the executive officers during the first quarter of 2004, and individual performance during 2004. Also, on February 16, 2005, the Committee granted an award to Mr. Hickey of 20,000 shares of common stock under the current Contingent Stock Plan.

The approved salaries and bonuses are as follows:

	2005		2004 Cash
Executive Officer and Title	Salary		Bonus
	$		$
William V. Hickey, President and Chief Executive Officer	480,000		400,000
David H. Kelsey, Senior Vice President and Chief Financial Officer	337,000		146,250
Robert A. Pesci, Senior Vice President	337,000		152,000
J. Stuart K. Prosser, Senior Vice President	357,638	*	132,456	*
Manuel Mondragón, Vice President	265,650		87,435
H. Katherine White, Vice President, General Counsel and Secretary	280,000		80,000

*     Mr. Prosser’s compensation is paid in British pounds. The compensation shown for Mr. Prosser is based on 1 British pound equivalent to US$1.8855 as of February 16, 2005.

2005 Performance Goals.    On February 16, 2005, the Committee and the Board of Directors approved amendments to the Corporation’s Performance-Based Compensation Program, subject to approval of such amendments by the Corporation’s stockholders at the 2005 Annual Meeting. Also on February 16, 2005, the Committee and the Board of Directors approved the 2005 Contingent Stock Plan, which was to supersede the then current Contingent Stock Plan, subject to approval of the 2005 Contingent Stock Plan by the Corporation’s stockholders at the 2005 Annual Meeting. Subject to such stockholder approval, the Committee established performance goals under the amended Performance-Based Compensation Program for cash bonuses for 2005 payable in 2006 and for awards to be made in 2006 under the 2005 Contingent Stock Plan for the officers listed above and for certain other key employees. (The foregoing approvals by the Corporation’s stockholders were obtained at the 2005 Annual Meeting.)  The 2005 performance goals were based upon diluted earnings per share, operating expenses as a percentage of net sales, net operating profit after tax, and net income. Achievement of all goals during 2005 would permit cash bonuses to be paid to each of such executive officers up to the maximum cash bonus specified in the amended Performance-Based Compensation Program, which is the greater of one percent (1%) of the Corporation’s net earnings for 2005 or $1 million, and stock awards to be made in 2006 under the 2005 Contingent Stock Plan in the amount of up to two-tenths of 1% (0.2%) of the issued and outstanding shares of the Corporation’s common stock as of January 1, 2006. The Committee has the discretion to approve lower cash bonuses and stock awards to the executive officers. The Committee also established individual cash bonus goals for each executive officer based upon financial goals, including corporate operating profit and, where applicable, divisional and regional operating profit, as well as non-financial goals designed to align performance with the Corporation’s business goals and strategies.